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J.P. Morgan & Co. Incorporated

News Release

                                                                   Exhibit 99a.


News release  IMMEDIATE                                        September 8, 1999



                 J.P. Morgan elects Lloyd Ward as a new director

     Lloyd D. Ward, Chairman and Chief Executive Officer of Maytag Corporation, has been elected a director of J.P. Morgan & Co. Incorporated. His election is effective immediately.

     Mr. Ward, 50, assumed his current responsibilities at Maytag last month. He joined the company in 1996 as executive vice president and president of Maytag Appliances, and was elected president and chief operating officer of Maytag Corporation and a member of its Board in 1998. Prior to joining Maytag, Mr. Ward worked for eight years at PepsiCo, Inc., where he held a variety of executive positions.

     "We are very pleased that Lloyd Ward is joining J.P. Morgan's Board," said Douglas A. Warner, chairman and CEO of Morgan. "Lloyd is an extraordinary leader and marketing strategist. We will benefit greatly from his advice and expertise," Mr. Warner added.

     Mr. Ward is a member of the Executive Leadership Council in Washington D.C. He formerly served as a board member of Central and South West Corporation, the YMCA of Dallas, Paul Quinn College, Jimmy Johnson Foundation for Children, Inroads of Southwest Ohio, and Ronald McDonald House.

     Mr. Ward was born in Romulus, Michigan. He received a B.S. degree in mechanical engineering from Michigan State University in 1970 and an M.B.A. degree from Xavier University in Cincinnati, Ohio, in 1984. He and his wife have two grown sons.

     J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.


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Press contacts:  J.P. Morgan            Joseph Evangelisti         212-648-9589
                 Maytag Corporation     James G. Powell            515-787-8392